Exhibit 5.1

March 19, 2018

STR Holdings, Inc.

10 Water Street

Enfield, Connecticut 06082

Re:	Registration Statement on Form S-8 Relating to STR Holdings, Inc. 2009 Equity Incentive Plan, as amended (the “Registration Statement”)

Ladies and Gentlemen:

We are outside counsel to STR Holdings, Inc., a Delaware corporation (the “Company”). We have been asked to deliver this opinion in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) of the above referenced Registration Statement on Form S-8 filed by the Company with the Commission on the date hereof. The Registration Statement relates to the registration of 966,667 shares of common stock, $0.01 par value per share, of the Company issuable pursuant to the STR Holdings, Inc. 2009 Equity Incentive Plan, as amended (the “2009 Plan”) (the “Shares”).

In rendering this opinion letter, we have examined, are familiar with, and have relied as to factual matters solely upon the Company’s Certificate of Incorporation, as amended, the Company’s Bylaws, the 2009 Plan, and such records, documents, certificates and other instruments as in our judgment are necessary or appropriate in order to express the opinions set forth in this opinion letter as we have deemed necessary for the purpose of rendering this opinion (collectively, the “Documents”).

For purposes of this opinion, we have assumed without any investigation: (1) the legal capacity of each natural person, (2) the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies, (3) the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, (4) the authority of such persons signing on behalf of the parties thereto, (5) the due authorization, execution and delivery of all documents by the parties thereto, and (6) the truth, accuracy and completeness of the information, representations and warranties contained in the Documents.

Our opinions contained herein are limited to the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws, and the federal law of the United States of America, and we express no legal opinion upon any matter other than that explicitly addressed herein.

Our opinion hereafter expressed is based solely upon: (1) our review of the Documents; (2) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein; and (3) such review of published sources of law as we have deemed necessary.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the 2009 Plan, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.  This opinion speaks only as of the date hereof and we assume no obligation to update this opinion at any date subsequent to the date hereof.

Very truly yours,

/s/ Brown Rudnick LLP

BROWN RUDNICK LLP